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EXHIBIT 10.2

                              EMPLOYMENT AGREEMENT

         Agreement made this 24th day of March 1994, by and between PARK MERIDIAN BANK, a banking association chartered and existing under the laws of the State of North Carolina having its principal place of business in Charlotte, North Carolina (the "Bank"); and Bryan F. Kennedy, III ("Employee"), a resident of Mecklenburg, North Carolina.

                                   WITNESSETH

         In consideration of the mutual covenants expressed herein, the parties agree for themselves, their heirs, successors and assign, as follows.


     1. EMPLOYMENT. The bank hereby employs Employee, and Employee hereby accepts employment, upon terms and conditions as set forth in this Agreement and as established by general Bank policy, including policies set forth in the Bank's personnel handbook and other policy manuals, which Employee acknowledges that he has read and understands.

     2. TERM. This Agreement and the employment hereunder shall continue for a term of two (2) years from the date hereof unless terminated sooner pursuant to the terms of this Agreement. After the initial two year term, this agreement shall automatically extend for successive one year terms unless either party notifies the other of its intension not to renew this Agreement by written notice delivered to the other party thirty (30) days prior to the expiration of the initial term or any renewal term.

     3. TERMINATION. The Agreement may be terminated by the Bank, without advance notice to Employee, for cause, including (i) the commission of a wrongful act or acts by Employee that have or could have an adverse effect on the business, operations, financial condition or reputation of the Bank, or (ii) the failure of Employee to perform diligently the duties required of him under this Agreement. Employee's employment under this Agreement may be terminated by the Bank at any time for any reason and without cause. In the event that Employee's employment hereunder is terminated by the Bank other than for a reason set forth in the first sentence of this paragraph 3, the Bank shall, for the remainder of the current term of this Agreement, pay the Employee his salary under this Agreement less any compensation earned by the Employee during such period for employment with any person; provided, however, that Employee shall be obligated during such period to in good faith actively seek employment (not in contravention of paragraph 8 hereof ) at a salary comparable to the salary that had been paid to Employee by the Bank. Employee may terminate this Agreement at any time.

    4. COMPENSATION. (a) As compensation for all services rendered by Employee pursuant this Agreement, the Bank shall pay Employee an annual salary of Eighty Thousand Dollars ($80,000.00), payable in accordance with the Bank's general payroll policies then in effect. The Employee's salary shall be subject to increase upon annual reviews of the Employee's performance.

            (b) Employee shall be eligible for annual bonus compensation as determined by the Bank's Board of Directors in its sole and absolute discretion.

            (c) As incentive compensation, subject to the approval by the shareholders of the Bank and the North Carolina Banking Commission, in the manner contemplated under Chapter 53 of the North Carolina General Statutes, of the Park Meridian Bank Employee Stock Option Plan ("the Plan"), the Bank intends to grant Employee non-transferable options to purchase 10,000 shares of the Common Stock of the Bank at the exercise price per share of the greater of $11.00 or the fair market value of a share of Common Stock on the date of the grant. Such options are to become exercisable at a rate of 2,000 shares per year over a five-year period. In addition, such options would terminate in the manner set forth in the Plan in the event the Employee's employment with the Bank is terminated. The Bank shall not be obligated to award any options hereunder if the Plan is not approved in the manner required by law.


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     5. BENEFITS AND PERQUISITES. During his term of employment hereunder,
Employee shall be entitled to vacation and other fringe benefits in accordance with the bank's general policy. In addition, during the term of the Employee's employment hereunder, the Bank shall provide the Employee a monthly car allowance of Two Hundred Dollars ($250.00) and shall pay the Employee's membership dues to the Charlotte Country Club.

     6. DUTIES. Employee shall perform such duties as are from time to time assigned to him by the Board of Directors or the President of the Bank, which shall initially include _________________________, to be developed and managed in accordance with the Bank's overall objectives, policies, principles and practices.

     7. EXTENT OF SERVICE. Employee shall devote his entire time, attention and energies to the business of the Bank and shall not during the term of this Agreement and the employment hereunder engage in any other business activity, whether such business activity is pursued for gain, profit or other pecuniary advantage, without the prior written approval of the Board of Directors or the President of the Bank.

    8. RESTRICTIVE COVENANTS. (a) In the course of Employee's employment with the Bank, Employee will be provided with and have access to trade secrets of the Bank, including, without limitation, knowledge and information involving customer lists and other confidential information and aspects of the business operations of the Bank upon which the business success and competitive advantage of the Bank depend. Employee acknowledges that such information, as well as all other matters of Bank practices, procedure and policy, are highly confidential. As part of the consideration provided herein, Employee agrees that he will not use, divulge, publish or otherwise reveal, either directly or through another, to any person, firm or organization during the term of this Agreement or for a period of one (1) year after termination or expiration thereof, any such knowledge or information and shall retain such information in trust in a fiduciary capacity for the sole benefit of the Bank, its successors and assigns. Upon expiration or termination of this Agreement, Employee agrees to return to the bank all documents (both originals and copies), including without limitation, customer lists, books and records, form agreements, manuals, and other information that come into his possession during, by virtue of and in the course of his employment and which are in any way connected with or related to the Bank's business.

         (b) Based upon Employee's acknowledgment of the confidential nature and unique value of the Bank of the knowledge and information hereinabove referred to, and for the valuable consideration provided herein, Employee agrees (i) that during the term of this Agreement and for so long as the Bank continues to make payments to Employee pursuant to paragraph 3 hereof, Employee will not, without the prior written consent of the Bank, directly or indirectly, either as principal, agent, manager, employee, owner (if the percentage of ownership exceeds one percent (1%) of the net worth of business), partner (general or limited), director or officer, consultant or in any other capacity participate in any business in competition with the Bank of Mecklenburg County, North Carolina and (ii) if Employee terminates his employment with the Bank and the Bank has fully complied with this Agreement, or if Employee is terminated for cause by the bank due to his commission of a wrongful act or acts which have, or could have, an adverse effect on the business, operations, financial condition, or reputation of the Bank, then for a period of one year following the termination of Employee's termination of Employee's employment with the Bank, Employee shall not solicit business, in competition with the Bank, from any customer or potential customer contacted by Employee during the term of his employment with the Bank. Employee further acknowledges that the actual, intended or reasonably contemplated business activities and operations of the Bank presently encompass Mecklenburg County and that the restrictive covenants contained in this paragraph are fair and reasonable as applied to Employee within Mecklenburg County, and accurately reflect Employee's intention to be bound thereby.

         (c) The provisions of this paragraph 8 shall be specifically enforceable.

         9. NOTICES. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing, and if delivered personally or served by certified or registered mail, return receipt requested, to the addresses listed below:


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                     Bank's Address             Park Meridian Bank
                                                6826 Morrison Boulevard
                                                Charlotte, North Carolina  28211

                     Employee's Address         Bryan F. Kennedy, III
                                                1235 Providence Road
                                                Charlotte, North Carolina 28207

       10. WAIVER OF BREACH. The waiver by the Bank of a breach of any provision of this Agreement by Employee shall not operate or be construed as a waiver of any subsequent breach by Employee.

       11. NO PROHIBITION. Employee hereby represents to the Bank that he is not prohibited by the terms of any agreement or otherwise from performing services for the Bank as contemplated herein and has delivered to the Bank an opinion of counsel addressed to the Bank on such matter. Employee agrees to indemnify the Bank, its officers, directors and employees, from any and all costs, including reasonable legal expenses, losses, damages or injuries incurred by the Bank arising in connection with the Bank's employing Employee as set forth herein.

       12. WRITTEN AGREEMENT. The terms of agreement incorporated in this writing may not be changed orally, but only by an agreement in writing signed by the parties against whom enforcement of any waiver, change, modification, extension or discharge is sought.

       13. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina.

       14. SURVIVAL. Any provision herein that by its nature and effect is to be observed, performed or kept after the termination of the employment relationship between the bank and Employee shall survive and be binding upon and for the benefit of the parties after such termination until fully observed, performed or kept.

               IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the day and year first above written.




                                     PARK MERIDIAN BANK



                                     BY:  /s/ Kevin Kennelly
                                          --------------------------
                                          Kevin Kennelly, President

                                     EMPLOYEE:

                                     /s/ Bryan F. Kennedy, III     (SEAL)
                                     ------------------------------
                                     Bryan F. Kennedy, III